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                                February 9, 2005


VIA EDGAR TRANSMISSION & FACSIMILE
----------------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:     Mr. Mark Shuman, Esq.
               Mr. Hugh Fuller

                            Re: Loudeye Corp. Registration Statement on Form S-1 (SEC File No. 333-120700)

Ladies and Gentlemen:

               Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended, Loudeye Corp., a Delaware corporation, hereby requests that the effective date of the above-referenced Registration Statement be accelerated to, and that such Registration Statement be declared effective on, February 10, 2005, at 4:30PM Eastern Standard Time unless we or our outside counsel, Latham & Watkins LLP, request by telephone that such Registration Statement be declared effective at some other time.


                                        Very truly yours,

                                        Loudeye Corp.


                                        By:  /s/ Lawrence J. Madden
                                             ----------------------
                                             Lawrence J. Madden
                                             Executive Vice President and Chief
                                             Financial Officer


cc:  Eric S. Carnell, Esq.
     W. Alex Voxman, Esq.